EXHIBIT 21.01

List of Egghead.com, Inc. Subsidiaries

Parent Company: Egghead.com, Inc.

Subsidiaries, wholly owned by Egghead.com, Inc.:

EO Corporation

D J & J Software Corporation

Surplus Software, Inc.

EH Direct, Inc.

MPI Corporation